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                                                                Exhibit 10.18


         Financial Advisory Services Agreement With (212) Ventures, Inc.



                        (212) Ventures Engagement Letter
                        --------------------------------

                                                               February 6, 2001

SoftNet Systems, Inc.
650 Townsend St.
Suite 225
San Francisco, CA 94043

Ladies and Gentlemen:

     1. This letter (the "Agreement") confirms the agreement of SoftNet Systems, Inc., and its subsidiaries (the "Company") to engage (212) Ventures, Inc. ("(212)") to serve as financial advisor to the Company and to render such financial and general business advice as may be agreed upon by the Company and (212). The engagement shall be for an initial term of approximately one month, commencing January 22, 2001 and concluding upon the presentation to the Company's Board of Directors a summary of its analysis made during such time (the "Discovery Phase") during which (212) will work with the Company to formulate an initial analysis of the overall business, financial and legal status of the Company. Upon completion of the Discovery Phase,
         (212) shall present the Company's Board of Directors a summary of this analysis. Upon completion of the Discovery Phase, and unless the Agreement is terminated pursuant to paragraph 6 below, the Company agrees to extend the engagement on a month-to-month basis from the date of the expiration of Discovery Phase (the "Term") during which (212) will work with the Company to refine the initial analysis and provide ongoing and additional financial and general business advice to the Company as may be agreed by (212) and the Company.

     2. The services covered by this Agreement do not include transactions such as business acquisitions or dispositions, financings (debt or equity) or other corporate transactions (including restructurings or recapitalizations) in which (212) acts as an agent or participates at the Company's request and for which it is customary to pay additional fees to financial advisors. If such a transaction does arise, the terms of any such additional advisory services provided by (212) shall be mutually agreed to by (212) and the Company.

     3. For (212)'s services hereunder, the Company agrees to pay fees to (212) in cash as follows:

         (a)  $50,000 upon execution of this Agreement;

         (b) $50,000 upon completion of the initial Discovery Phase of the Agreement and the commencement of the Term; and

         (c) a one-time upfront fee and a non-cancelable monthly retainer fee, payable on the first day of each 30-day period beginning upon completion of the Discovery Phase of the Agreement and the commencement of the Term in an amount to be agreed upon, unless the Agreement is terminated pursuant to paragraph 14, hereof.

         In addition, the Company will reimburse (212), upon its request from time to time, for the expenses reasonably incurred by (212) in entering into and performing services pursuant to this Agreement (including, without limitation, travel, lodging, and business class transportation expenses, as well as the fees and disbursements of (212)'s counsel).

     4. Prior to the end of each of the Discovery Phase and the Term, the Company will review with (212) the extent of the services (212) has provided under this Agreement. If it appears that the scope of (212)'s engagement has required the allocation of more resources than originally contemplated by the parties and represented by the fee described in this Section 3, the Company agrees to discuss with (212) a mutually acceptable adjustment to the fee to reflect such additional time. (212) will advise the Company as the engagement progresses if it appears that the time expended by (212) under this Agreement will exceed the parties' original expectations such that an additional fee may be warranted.



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     5.       In the event that (212) becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any advice or action rendered pursuant to this Agreement or arising out of the matters contemplated by, referred to in or relating to this Agreement, the Company will reimburse
              (212) for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by
              (212) in connection therewith. The Company also agrees to indemnify, defend and hold (212) harmless, to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way related to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, unless it shall be finally determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted solely out of the gross negligence or willful misconduct of (212). The Company shall, if requested by (212), assume the defense of any such claim, action, proceeding or investigation, including the employment of counsel reasonably satisfactory to (212). If such indemnification were for any reason not to be available, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and (212), on the other hand, in the matters contemplated by this Agreement. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which (212) has been retained to perform financial services bears to the fees paid or to be paid to (212) under this Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that (212) is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by (212) pursuant to this Agreement. For purposes of this paragraph, (212) shall include all affiliates, each other person, if any, controlling (212) or any of its affiliates, and their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     6. The Company also agrees that neither (212) nor any of its affiliates, directors, agents, employees or controlling persons, in their capacity as such, shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either (212)'s engagement under this Agreement or any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of (212) in performing the services that are the subject of this Agreement.

     7. None of (i) the name of (212) or any of its principals or affiliates, (ii) any advice rendered orally or in writing by (212) to the Company or (iii) any communication from (212) in connection with the services performed by (212) pursuant to this Agreement will be quoted or referred to orally or in writing by the Company or any of its affiliates or any of their agents, without (212)'s prior written consent. The Company understands that in rendering services hereunder (212) will be relying, without independent verification, on the accuracy and completeness of all information that is or will be furnished to (212) by or on behalf of the Company or any other person that may furnish information to (212), and (212) will not in any respect be responsible for the accuracy or completeness thereof and has no independent obligation to verify any such information.

     8. (212) understands that the Company has disclosed or may disclose information which has commercial and other value in the Company's business and is confidential or proprietary in nature (including, without limitation, trade secrets, patents, patent applications, copyrights, know-how, processes, ideas, inventions (whether patentable or not), formulas, computer programs, databases, technical drawings, designs, algorithms, technology, circuits, layouts, designs, interfaces, materials, schematics, names and expertise of employees and consultants, any other technical, business, financial, customer and product development plans, supplier information, forecasts, strategies and other confidential information), which to the extent previously, presently or subsequently disclosed to the (212) is hereinafter referred to as "Proprietary Information" of the Company. Proprietary Information shall only include information that, if provided in a



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              tangible media, is conspicuously marked as proprietary or
              confidential and, in the case of information provided orally, shall only apply to such information if it is stated to be proprietary or confidential at the time of disclosure and such statement and information is summarized in writing within 30 days after disclosure.

     9. (212) agrees (a) to hold the Proprietary Information in confidence and to take all precautions to protect such Proprietary Information as (212) employs with respect to its most confidential materials, but in no case shall (212) employ less than reasonable precautions, (b) not to disclose any such Proprietary Information or any information derived therefrom to any third person, (c) not to make any use whatsoever at any time of such Proprietary Information except for the sole limited business purposes of evaluating the Proprietary Information internally to perform
              (212)'s work for the Company and (d) not to copy or reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of any such Proprietary Information. Any employee given access to any such Proprietary Information must have a legitimate "need to know" and shall be similarly bound in writing.

     10. Without granting any right or license, the previous paragraph shall not apply with respect to any information that (212) can document (i) is or becomes (through no improper action or inaction by (212) or any affiliate, agent, consultant or employee) generally available to the public, or (ii) was in its possession or known by it prior to receipt from the Company or (iii) was rightfully disclosed to it by a third party without restriction.
              (212) may make disclosures required by court order provided (212) promptly notifies Company, uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Company to participate in the proceeding.

     11. Immediately upon (a) the termination of (212)'s services as provided in paragraph 14 or (b) a request by the Company at any time (which will be effective when actually received or three days after mailed first class postage prepaid to (212)'s address herein), (212) will turn over to the Company all Proprietary Information of the Company and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. (212) understands that nothing herein (i) requires the disclosure of any Proprietary Information of the Company which shall be disclosed, if at all, solely at the option of the Company or (ii) requires the Company to proceed with any proposed transaction or business relationship in connection with which Proprietary Information may be disclosed.

     12. Except to the extent required by law, neither party shall disclose the existence or subject matter of the negotiations or business relationship contemplated by this statement.

     13. (212) acknowledges and agrees that due to the unique nature of the Company's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach or any unauthorized use or release of any Proprietary Information will allow (212) or third parties to unfairly compete with the Company resulting in irreparable harm to the Company and therefore, that upon any such breach or any threat thereof, the Company shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by (212) from any loss or harm, including, without limitation, attorney's fees, in connection with any breach or enforcement of (212)'s obligations hereunder or the unauthorized use or release of any such Proprietary Information. (212) will notify the Company in writing immediately of any such unauthorized release or other breach of which it is aware.

     14.      (212)'s services hereunder may be terminated by the Company or
              (212) at any time during the Term upon 30 days prior written notice without additional liability or continuing obligation of the Company except that fees earned and expenses incurred by (212) as a result of services rendered prior to the date of termination shall become immediately payable in full. In addition, at the expiration of the Discovery Phase, the Company shall have the right to terminate by delivery of written notice the ongoing engagement of (212) prior to the commencement of the Term. Unless such written termination notice is received by (212) within 15 days of the expiration of the Discovery Phase, the Company will be deemed to have extended the engagement of (212) for the duration of the Term, and the additional fees pursuant to paragraph 3 will become due and payable (subject to the first sentence of this paragraph 14). For the purpose of clarity, the provisions of paragraphs 5 and 6 hereof shall remain in full force and effect regardless of any termination pursuant to this paragraph.

     15. The Company acknowledges and agrees that (212) has been retained to act solely as agent to the Company, and not as an agent of any other person, and the Company's engagement of (212) is not intended to confer



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              rights upon any person not a party hereto (including shareholders, employees or creditors of the Company) as against (212) or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. (212) shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company.

     16. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim"), shall be governed by and construed in accordance with the laws of the State of New York. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than (a) where (212) is the claimant, the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, or (b) where the Company is the claimant, the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and (212) consent to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against (212) or any indemnified party. Each of (212) and the Company waives all right to trial by jury in any Proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of (212) and the Company agrees that a final judgment in any such Proceeding or counterclaim brought in any such court shall be conclusive and binding upon
              (212) and the Company and may be enforced in any other courts to the jurisdiction of which (212) or the Company is or may be subject, by suit upon such judgment. The Company hereby appoints, without power of revocation, Ronald Simon, Chief Executive Officer of the Company, or any designee, to accept and acknowledge on its behalf service of any and all process, which may be served in any Proceeding arising out of or relating to this Agreement.

     17. This Agreement shall be binding upon the Company and (212) and their respective successors and assigns and any successor or assign of any substantial portion of the Company's and (212)'s respective businesses and/or assets.

              If the foregoing correctly sets forth our understanding, please indicate your acceptance hereof in the space provided below, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

     ACCEPTED AND AGREED AS OF
     THE DATE FIRST ABOVE WRITTEN:

     (212) VENTURES, INC.                       SOFTNET SYSTEMS, INC.
     By:                                        By:



     __________________________________         ________________________________
                                                Name:  Ronald I. Simon
                                                Title:  Chairman and CEO